UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.__)

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TELARIA, INC.
(Name of Registrant as Specified In Its Charter)

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TELARIA, INC.
1501 Broadway, Suite 801
New York, New York 10036

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 1, 2018
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of TELARIA, INC., a Delaware corporation, referred to as the Company. The meeting will be held on Friday, June 1, 2018 at 10:00 a.m. local time at the offices of Cooley LLP, 1114 Avenue of the Americas, 46th Floor, New York, New York 10036 for the following purposes:

1.	To elect the Board of Director’s nominees, Rachel Lam and James Rossman, to the Board of Directors to hold office until the 2021 Annual Meeting of Stockholders.

2.
To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2018.

3.	To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the Annual Meeting is April 6, 2018. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Aaron Saltz
General Counsel and Secretary

New York, New York
April 17, 2018

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please vote over the telephone or internet, or, if you receive a paper proxy card by mail, by completing and returning the proxy card mailed to you, as promptly as possible in order to ensure your representation at the Annual Meeting. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials or, if you receive a paper proxy card by mail, the instructions are printed on your proxy card and included in the accompanying Proxy Statement. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

TELARIA, INC.
1501 Broadway, Suite 801
New York, New York 10036

PROXY STATEMENT
FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 1, 2018
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials, or the Notice, because the Board of Directors, or the Board, of Telaria, Inc., or the Company, is soliciting your proxy to vote at the 2018 Annual Meeting of Stockholders, or the Annual Meeting, including at any adjournments or postponements of the meeting. The Notice contains instructions about how to access our proxy materials online and vote online or by telephone. All stockholders will have the ability to access the proxy materials at the website referred to in the Notice or request to receive a printed set of the proxy materials, including a proxy card. Instructions on how to request a printed copy of the proxy materials may be found in the Notice.
The Notice was mailed on April 17, 2018 to all stockholders of record entitled to vote at the Annual Meeting.
Will I receive any other proxy materials by mail?
We may send you a proxy card, along with a second Notice, on or after April 27, 2018.
How do I attend the Annual Meeting?
The meeting will be held on Friday, June 1, 2018 at 10:00 a.m. local time at the offices of Cooley LLP, 1114 Avenue of the Americas, 46th Floor, New York, New York 10036. Information on how to vote in person at the Annual Meeting is discussed below.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on April 6, 2018 will be entitled to vote at the Annual Meeting. On this record date, there were 52,122,985 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on April 6, 2018 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy by returning and completing a proxy card or voting over the telephone or the internet. Whether or not you plan to attend the meeting, we urge you to vote by returning and completing a proxy card or by voting over the telephone or internet to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on April 6, 2018 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.
What am I voting on?
There are two matters scheduled for a vote:

•	Election of two directors; and

•	Ratification of the selection by the Audit Committee of the Board of Ernst & Young LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2018.

1.

What if another matter is properly brought before the meeting?
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” each of the nominees to the Board or you may “Withhold” your vote for each such nominee. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone or internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by returning and completing a proxy card or by voting over the telephone or internet to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•
To vote using the proxy card, simply complete, sign and date the proxy card that you may request or that we may elect to deliver and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•
To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m. eastern time on May 31, 2018 to be counted.

•
To vote through the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your internet vote must be received by 11:59 p.m. eastern time on May 31, 2018 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a notice containing voting instructions from that organization rather than from Telaria. Simply follow the voting instructions in such notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of April 6, 2018.
What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote by proxy by returning and completing a proxy card or voting over the telephone or the internet, or in person at the Annual Meeting, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner and do not instruct your broker, bank or other nominee how to vote your shares, the question of whether your broker, bank or nominee will still be able to vote your shares depends on whether the New York Stock Exchange, or NYSE, deems the particular proposal to be a “routine” matter. Brokers, banks and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker, bank or nominee may not vote your shares on Proposal 1 without your instructions, but may vote your shares on Proposal 2.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of each of the nominees to the Board and “For” the ratification of Ernst & Young LLP as our registered public accounting firm for the fiscal year ended December 31, 2018. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your vote at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your vote in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may subsequently vote by telephone or through the internet.

•	You may send a timely written notice that you are revoking your vote to the Company’s Secretary at Telaria, Inc., 1501 Broadway, Suite 801, New York, New York 10036.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your vote.
Your most current proxy card or telephone or internet vote is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by a broker, bank or other nominee you should follow the instructions provided by your broker, bank or nominee.
When are stockholder proposals and director nominations due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 19, 2018, to the Company’s Secretary at Telaria, Inc., 1501 Broadway, Suite 801, New York, New York 10036, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act.
Pursuant to our Bylaws, if you wish to bring a proposal before the stockholders or nominate a director at the 2019 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in next year’s proxy materials, you must notify our Corporate Secretary, in writing, not later than the close of business on March 3, 2019 nor earlier than the close of business on February 1, 2019. However, if our 2019 Annual Meeting of Stockholders is not held between May 2, 2019 and July 1, 2019, to be timely, notice by the stockholder must be received not earlier than the close of business on the 120th day prior to the 2019 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to the 2019 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2019 Annual Meeting of Stockholders is first made. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and, with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for Proposal 2 and will have the same effect as “Against” votes. Broker non-votes will not be counted towards the vote total for any proposal.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker, bank or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”
How many votes are needed to approve each proposal?

•
For the election of directors, the two nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome. Broker non-votes will have no effect.

•
To be approved, Proposal No. 2, ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year ended December 31, 2018, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 52,122,985 shares outstanding and entitled to vote. Thus, the holders of 26,061,493 shares must be present in person or represented by proxy at the meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8‑K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
The Board presently has seven members. There are two directors in the class whose term of office expires on the date of our 2018 Annual Meeting. The nominees listed below are currently directors of the Company. If elected at the Annual Meeting, these nominees would serve until the 2021 annual meeting and until a successor has been duly elected and qualified, or, if sooner, until the directors’ death, resignation or removal. It is the Company’s policy to encourage directors and nominees for director to attend the Annual Meeting. All of our directors attended the 2017 Annual Meeting of Stockholders.
Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. If either nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee, if there be one, proposed by the Company. Each of the nominees has agreed to serve if elected. The Company’s management has no reason to believe that any of the nominees will be unable to serve.
The following is a brief biography of each of our nominees for re-election and each director whose term will continue after the Annual Meeting.
NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2021 ANNUAL MEETING
Rachel Lam, age 50, has served as a member of our Board since May 2013. Ms. Lam is the Co-Founder and Managing Partner of Imagination Capital LLC, an early stage venture capital firm founded in 2017. From 2003 to 2017, Ms. Lam served as Group Managing Director of the Time Warner Investments Group, the strategic investing arm of Time Warner Inc. Ms. Lam currently serves on the board of directors of The Center for Reproductive Rights. Ms. Lam received a B.S in industrial engineering and operations research from U.C. Berkeley and an M.B.A. from Harvard Business School. The Board believes that Ms. Lam’s experience with digital media and technology companies allows her to make valuable contributions to our Board.
James Rossman, age 52, has served as a member of our Board since January 2011, and served as Chairman of the Board from August 2012 to May 2013. Mr. Rossman currently serves as Special Advisor to General Atlantic LLC, a global investment firm. From April 2009 to June 2012, he served in various roles, including President and Chief Operating Officer, at AKQA Inc., a digital services company. From April 2001 to March 2009, Mr. Rossman served in several roles at Digitas, Inc., an integrated advertising agency and a member of the Publicis Groupe, S.A. (as of 2007), including as Chief Operating Officer. Mr. Rossman received a B.A. in economics from Trinity College and an M.M.M. from the Kellogg School of Management at Northwestern University. The Board believes that Mr. Rossman's experience in marketing and advertising allows him to make valuable contributions to our Board.
THE BOARD RECOMMENDS
A VOTE IN FAVOR OF THE NAMED NOMINEES.
DIRECTORS CONTINUING IN OFFICE UNTIL THE 2019 ANNUAL MEETING
Robert Schechter, age 68, has served as a member of our Board since June 2013. From 1995 to 2008, he served as the Chief Executive Officer of NMS Communications Corporation, a global provider of hardware and software solutions for the communications industry, and served as the chairman of its board of directors from 1996 to 2008. He currently serves on the board of directors of PTC Inc., a provider of software solutions and related services for product development, where he is board chair and a member of the compensation committee. He also currently serves on the board of directors of EXA Corp, a developer of computational fluid dynamics solutions, as well as other privately held companies. Mr. Schechter received a B.S. from Rensselaer Polytechnic Institute and an M.B.A. from the Wharton School of the University of Pennsylvania. The Board believes that Mr. Schechter’s prior management, international operating, financial and sales and marketing experience as a senior executive at publicly traded companies as well as his current and past service on the board of directors of a range of public and private companies allows him to make valuable contributions to our Board.
Mark Zagorski, age 49, has served as our Chief Executive Officer and a member of our Board since July 2017. From December 2010 until its acquisition by the Nielsen Company in March 2015, he served as Chief Executive Officer of eXelate Inc., a leading data management and analytics platform, and continued to manage the eXelate business as Executive Vice President, Nielsen Marketing Cloud through June 2017. Mr. Zagorski served as the Chief Revenue Officer of eXelate from April 2008 to 2010. Prior to that, from January 2005 to April 2008, he served as Chief Marketing Officer of MediaSpan, a provider of digital content management and online marketing and advertising solutions for media companies. In 1999, Mr. Zagorski helped launch WorldNow, a media platform enabling TV broadcasters to distribute and manage online content across digital platforms, and served as its President from February 2002 to December 2004. Mr. Zagorski holds a B.S. in finance from Gannon University and an M.B.A. from the University of Rochester’s Simon School of Business. The Board believes that Mr. Zagorski should serve on our Board due to his extensive knowledge of our business and industry, his experience in building technology and media companies as well as his operational expertise and strategic vision, which provide guidance to our Board.
DIRECTORS CONTINUING IN OFFICE UNTIL THE 2020 ANNUAL MEETING
Paul Caine, age 53, has served as our Executive Chairman since July 2017 and as a member of our Board since June 2014. He served as our Interim Chief Executive Officer from February 2017 to July 2017 and as the Non-executive Chairman of the Board from July 2016 to February 2017. Mr. Caine has served as the Executive Director of the Board of Engine Group, a global marketing company, since January 2018, and as CEO and Founder of PC Ventures, LLC, an investment and advisory firm since August 2017. Mr. Caine served as the Chief Global Revenue Officer for Bloomberg Media from June 2014 to July 2016. From April 2013 to January 2014 he served as Chief Executive Officer and a member of the board of directors of WestwoodOne, Inc., the largest independent national audio media company in the U.S. From 1989 to 2013, Mr. Caine served in various capacities at Time Inc., including Executive Vice President, Chief Revenue Officer and Group President from January 2011 until April 2013, Executive Vice President, President and Group Publisher, Style & Entertainment Group from January 2010 to January 2011, and President, Style & Entertainment Group from January 2008 to January 2010. From 2007 to 2011, Mr. Caine served on the board of directors of Nexcen Brands, Inc., a strategic brand management company with a focus on retail franchising, where he served as a member of the audit and governance committees. Mr. Caine received a B.A. in Telecommunications with a minor in Business from Indiana University. The Board believes that Mr. Caine’s senior management experience and expertise in branding and multi-media advertising sales and marketing, his extensive knowledge of our business, as well as his past service on the boards of directors of public and private companies, allows him to make valuable contributions to our Board.
Warren Lee, age 48, has served as a member of our Board since September 2006. From June 2011 to December 2017 he served as a General Partner of Canaan Partners, a venture capital firm. From July 2005 until June 2011, he served in various capacities at Canaan Partners including Principal then Partner. He currently also serves on the boards of directors of several private technology companies. Mr. Lee received a B.S. in computer science and a B.A. in economics from Stanford University and an M.B.A. from The Wharton School of the University of Pennsylvania. The Board believes that Mr. Lee's experience in digital media and internet investments allows him to make valuable contributions to our Board.
Kevin Thompson, age 53, has served as a member of our Board since January 2017. Since January 2017, Mr. Thompson has served as Vice President of Marketplace Engineering at Uber Inc. He held a variety of engineering roles within Google Inc.’s ads organization from May 2004 through November 2016, including, most recently, as Vice President Engineering leading the YouTube and Video Ads engineering team from 2012 to November 2016. Mr. Thompson received a M.S. in computer science from University of California Irvine and a B.A in Arts and Sciences from University of Virginia. The Board believes that Mr. Thompson’s senior management experience as well as his deep product and engineering expertise, particularly in the area of online and video ads, allow him to make valuable contributions to our Board.

INFORMATION REGARDING THE BOARD AND CORPORATE GOVERNANCE
INDEPENDENCE OF THE BOARD
As required under the NYSE listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NYSE, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following directors are independent directors within the meaning of the applicable NYSE listing standards and our Corporate Governance Guidelines: Mr. Rossman, Ms. Lam, Mr. Lee, Mr. Thompson and Mr. Schechter. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company. Mr. Zagorski and Mr. Caine are not considered independent because they currently serve as the Chief Executive Officer and Executive Chairman of the Company, respectively.
BOARD LEADERSHIP STRUCTURE
Paul Caine has served as Executive Chairman of the Board since July 2017.  The Board has determined that Mr. Caine is not independent within the meaning of the applicable NYSE listing standards. Our corporate governance guidelines provide that one of our independent directors shall serve as a lead independent director at any time when an independent director is not serving as the chairman of the Board.  Mr. Lee has served as our lead independent director since his appointment as of the closing of our initial public offering on July 2, 2013.  As lead independent director, Mr. Lee is responsible for presiding over periodic meetings of our independent directors, coordinating activities of the independent directors and performing such additional duties as our Board may otherwise determine and delegate.
ROLE OF THE BOARD IN RISK OVERSIGHT
One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for us. Our Audit Committee has the responsibility to review and discuss with management and Ernst & Young LLP, as appropriate, our guidelines and policies with respect to financial risk assessment and financial risk management, including our major financial risk exposures and the steps taken by management to monitor and control these exposures. Our Nominating and Corporate Governance Committee is responsible for developing our corporate governance principles, and periodically reviews these principles and their application. Our Compensation Committee reviews our practices and policies of employee compensation as they relate to risk management and risk-taking incentives, to determine whether such compensation policies and practices are reasonably likely to have a material adverse effect on us.
MEETINGS OF THE BOARD
The Board met fourteen times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.

INFORMATION REGARDING COMMITTEES OF THE BOARD
The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2017 for each of the Board committees:

Name	Audit(1)	Compensation	Nominating and Corporate Governance
Paul Caine
Rachel Lam	X
Warren Lee		X	X*
James Rossman	X	X*	X
Robert Schechter	X*
Kevin Thompson
Total meetings in fiscal 2017	4	6(2)	1(3)
*    Committee Chairperson

(1)
Mr. Caine resigned from his position on the Audit Committee in February 2017 in connection with his appointment as the Company’s Interim Chief Executive Officer. Mr. Rossman replaced Mr. Caine on the Audit Committee in February 2017.

(2)	In addition to holding six meetings during 2017, the Compensation Committee acted by unanimous written consent eleven times during 2017.

(3)	In addition to holding one meeting during 2017, the Nominating and Corporate Governance Committee acted by unanimous written consent three times during 2017.

Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable NYSE rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company. Below is a description of each committee of the Board.
Audit Committee
The Audit Committee of the Board was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; review and approves or rejects transactions between the company and any related persons; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including a review of the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
The Audit Committee is currently composed of three directors: Mr. Rossman, Ms. Lam and Mr. Schechter. The Board has adopted a written Audit Committee charter that is available to stockholders on the Company’s website at http://investor.telaria.com/corporate-governance.

The Board reviews the NYSE listing standards definition of independence for Audit Committee members annually and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Section 303A.07(a) of the NYSE Listed Company Manual).
The Board has also determined that Mr. Schechter qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Schechter’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies. In addition to the Company’s Audit Committee, Mr. Schechter also serves on the board of directors of PTC Inc. The Board has determined that this simultaneous service does not impair Mr. Schechter’s ability to effectively serve on the Company’s Audit Committee.
Report of the Audit Committee of the Board
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2017 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, or PCAOB. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Respectfully submitted,
The Audit Committee of the Board of Directors

Mr. Robert Schechter, Chair
Mr. James Rossman
Ms. Rachel Lam

Compensation Committee
The Compensation Committee is currently composed of two directors: Mr. Lee and Mr. Rossman. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Section 303.A.02 of the NYSE Listed Company Manual). The Board has adopted a written Compensation Committee charter that is available to stockholders on the Company’s website at http://investor.telaria.com/corporate-governance.
The Compensation Committee of the Board acts on behalf of the Board to review, recommend for adoption, and oversee the Company’s compensation strategy, policies, plans and programs, including: reviewing and approving, or recommending that our Board approve, the compensation of our executive officers; reviewing and recommending to our Board the compensation of our directors; reviewing and approving, or recommending that our Board approve, the terms of compensatory arrangements with our executive officers; administering our stock and equity incentive plans; reviewing and approving, or recommending that our Board approve, incentive compensation and equity plans; and

reviewing and establishing general policies relating to compensation and benefits of our employees and reviewing our overall compensation philosophy.
Compensation Committee Processes and Procedures
Typically, the Compensation Committee meets quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with members of management, including its Chief Executive Officer and the General Counsel. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and NYSE that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.
During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and NYSE, the Compensation Committee engaged Pay Governance LLC, or Pay Governance, as compensation consultants. As part of its engagement, Pay Governance was requested by the Compensation Committee to update the comparative group of public companies and perform analysis of competitive performance and executive compensation levels for that group. Pay Governance ultimately developed broad based recommendations based on benchmarks that were presented to the Compensation Committee for its consideration, but did not make any specific recommendation for compensation levels. In addition, at the request of the Compensation Committee, during 2017 Pay Governance assisted the Compensation Committee in developing a new hire compensation package for the Company's Chief Executive Officer.
Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees as appropriate.
Historically, the Compensation Committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, adjustments to the compensation of existing executives, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted by the Chief Executive Officer for the Compensation Committee’s approval. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee in consultation with the Board, which recommends to the Board for approval any adjustments to his compensation as well as equity awards to be granted. Some of the key factors the Compensation Committee considers in making pay decisions are as follows: historical compensation levels, relative position to market, internal equity, individual and company performance, strategic importance of role and retention risk, among others.
Compensation Committee Interlocks and Insider Participation
As noted above, our Company’s Compensation Committee consists of Messrs. Lee and Rossman. None of the members of our Compensation Committee has at any time during the past year been one of our officers or employees. None of our executive officers currently serves or in the prior year has served as a member of the Board or Compensation Committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is currently composed of two directors: Messrs. Lee and Rossman. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in NYSE Listed Company Manual Section 303A.02). The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on the Company’s website at http://investor.telaria.com/corporate-governance.
The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NYSE purposes, which determination is based upon applicable NYSE listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee may engage, if it deems appropriate, a professional search firm to identify qualified director candidates. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board.
At this time, the Nominating and Corporate Governance Committee does not have a policy with regard to the consideration of director candidates recommended by stockholders. The Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.
STOCKHOLDER COMMUNICATIONS WITH THE BOARD
While the Company has not established a formal policy for stockholder communications with the Board, stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Corporate Secretary of the Company at Telaria, Inc., 1501 Broadway, Suite 801, New York, New York 10036.
These communications may be reviewed by one or more employees of the Company designated by the Board, who will determine whether the communication should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications). All communications directed to the Audit Committee in accordance with the Company’s Whistleblower Policy that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the Audit Committee.
Any interested person may, however, communicate directly with the lead independent director or the non-management or independent directors as a group. Persons interested in communicating directly with the independent or non-management directors regarding their concerns or issues may do so by addressing correspondence to a particular director, or to the independent or non-management directors generally, in care of Telaria Inc. at 1501 Broadway, Suite 801, New York, New York 10036. If no particular director is named, letters will be forwarded, depending upon the subject matter, to the Chair of the Audit, Compensation, or Nominating and Corporate Governance Committee.
CODE OF ETHICS
The Company has adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on the Company’s website at http://investor.telaria.com/corporate-governance. If the Company makes any substantive amendments to the Code of Business

Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.
CORPORATE GOVERNANCE GUIDELINES
In June 2013, in connection with the Company’s initial public offering, the Board documented the governance practices followed by the Company by adopting Corporate Governance Guidelines to assure that the Board has the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines as well as the charters for our Audit, Compensation, and Nominating and Corporate Governance Committees may be viewed at http://investor.telaria.com/corporate-governance.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018, and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since the fiscal year ended December 31, 2011. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.
PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2017 and 2016 by Ernst & Young LLP, the Company’s principal accountant.

	Fiscal Year Ended
	2017	2016

Audit fees(1)	$1,395,570	$1,021,000
Audit-related fees(2)	5,000
All other fees (3)	2,500	2,172
Total fees	$1,403,070	$1,023,172

(1)	For both fiscal years ended 2017 and 2016, audit fees represents fees for audit services rendered in connection with the audit of our consolidated financial statements.

(2)	Represents fees for services rendered in connection with the Company becoming Sarbanes Oxley compliant

(3)	Fee for the use of Ernst & Young’s Accounting Research portal.
All fees described above were pre-approved by the Audit Committee.
In connection with the audit of the 2017 and 2016 financial statements, the Company entered into an engagement agreement with Ernst & Young LLP that sets forth the terms by which Ernst & Young LLP will perform audit services for the Company.
Pre-Approval Policies and Procedures.
The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of certain services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence, so long as the services are not specifically proscribed by the SEC or NYSE.
THE BOARD RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

EXECUTIVE OFFICERS
The following table sets forth information concerning our executive officers, including their ages, as of April 6, 2018. Biographical information for our Chief Executive Officer and director, Mark Zagorski, and our Executive Chairman and director, Paul Caine, are included above with the director biographies.

Name	Age	Position
Mark Zagorski	49	Chief Executive Officer and Director
John Rego	56	Senior Vice President and Chief Financial Officer
Katie Evans	32	Senior Vice President and Chief Operating Officer
Richard Song	49	Senior Vice President and Chief Revenue Officer
Paul Caine	53	Executive Chairman of the Board of Directors
John Rego has served as a Senior Vice President and our Chief Financial Officer since September 2015. From February 2014 to September 2015, he served as Chief Financial Officer of Virgin Galactic, LLC, a leading commercial spaceline. From November 2011 to April 2013, he served as the Chief Financial Officer of AppSense, Ltd., an enterprise software company. Mr. Rego served as the Chief Financial Officer and Treasurer of Petra Solar, Inc., a clean energy technology company that provides solar and smart grid solutions, from May 2010 to November 2011.  Prior to that, he served as Executive Vice President, Chief Financial Officer and Treasurer of Vonage Holdings Corp., a leading provider of cloud communication services, from July 2002 to March 2010.  Mr. Rego served on the board and as the chairman of the audit committee for Comverge, Inc., a provider of energy management solutions for utilities, from 2010 to 2012.  Mr. Rego received a B.A. in accounting and finance from Rutgers University.
Katie Evans has served as a Senior Vice President and our Chief Operating Officer since March 2017. From November 2015 to March 2017, she served as our Senior Vice President, Strategy & Operations. Ms. Evans served as our Vice President, Strategy & Operations, from January 2014 to October 2015, and as our Senior Director, Sales Strategy & Product Marketing, from January 2012 to December 2013.    Ms. Evans received a B.S. in Business Administration from the University of Richmond.

Richard Song has served as a Senior Vice President and our Chief Revenue Officer since December 2017. From July 2016 through December 2017, Mr. Song served as the Chief Revenue Officer of Rocket Fuel, Inc., a predictive marketing software company that was acquired by Sizmek Inc. in September 2017. Mr. Song served as executive vice president and global head of sales at ZEFR, Inc., a video ad technology company, from April 2014 to July 2016. Prior to ZEFR, Mr. Song served as executive vice president at iHeartMedia, Inc. from July 2012 to April 2014 and as General Manager of Eastern US Sales at Microsoft Corporation from January 2006 to June 2012. Mr. Song holds a B.A. degree from Carnegie Mellon University.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of April 6, 2018 by: (i) each director and nominee for director; (ii) each of the current executive officers named in the Summary Compensation Table; (iii) all current executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)
Name of Beneficial Owner	Shares	Percentage
5% Stockholders:
Canaan VII L.P.(2)	6,896,365	13.2
W Capital Partners II, L.P.(3)	5,051,886	9.7
Masthead Venture Partners Capital, L.P.(4)	4,281,001	8.2
Entities affiliated with Meritech Capital(5)	3,103,129	6.0
Entities affiliated with General Catalyst Partners(6)	3,360,859	6.5
Edenbrook Capital, LLC(7)	2,790,947	5.4
Named Executive Officers and Directors:
Mark Zagorski	-	*
John Rego(8)	417,864	*
Katie Evans(9)	152,608	*
Paul Caine(10)	152,414	*
Rachel Lam(11)	127,043	*
Warren Lee(12)	167,068	*
James Rossman(13)	448,582	*
Robert Schechter(14)	181,267	*
Kevin Thompson(15)	129,426	*
All current executive officers and directors as a group(16) (10 persons)	1,776,272	3.4

* Represents beneficial ownership of less than 1%.

(1) This table is based upon information supplied by current officers, directors and, in the case of principal stockholders, Schedules 13G filed with the SEC, which information may not be accurate as of April 6, 2018. The address of each executive officer and director listed on the table is c/o Telaria, Inc., 1501 Broadway, Suite 801, New York, New York 10036. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the executive officers and directors named in the table above have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Applicable percentages are based on 52,122,985 shares outstanding on April 6, 2018, adjusted as required by rules promulgated by the SEC.
(2) Consists of 6,896,365 shares held by Canaan VII L.P. Canaan Partners VII LLC is the sole general partner of Canaan VII L.P and may be deemed to beneficially own the shares held by Canaan VII L.P. The principal business address of Canaan VII L.P. is 285 Riverside Avenue, Ste. 250, Westport, CT 06889.
(3) Consists of 5,051,886 shares held by W Capital Partners II, L.P. The sole general partner of W Capital Partners II, L.P. is WCP GP II, L.P, and the sole general partner of WCP GP II, L.P. is WCP GP II, LLC. These entities may be deemed to beneficially own the shares held by W Capital Partners II, L.P. The principal business address of W Capital Partners is 400 Park Avenue, Suite 910, New York, NY 10022.
(4) Consists of 4,281,001 shares held by Masthead Venture Partners Capital, L.P. Masthead Fund General Partner, LLC, the general partner of Masthead Venture Partners Capital, L.P., may be deemed to have sole voting and dispositive power with respect to the shares held by Masthead Venture Partners Capital, L.P. The managing members of Masthead Fund General Partner, LLC are Braden Bohrmann, Daniel Flatley, Richard Levandov, Brian Owen, and Stephen Smith. These individuals may be deemed to have shared voting and dispositive power with respect to the shares held by this entity. The principal business address of Masthead Venture Partners is 55 Cambridge Parkway Suite 103, Cambridge, MA 02142.
(5) Consists of 3,047,580 shares held by Meritech Capital Partners III L.P. (“MCP III”) and 55,549 shares held by Meritech Capital Affiliates III L.P. (“MC AFF III”). Meritech Capital Associates III L.L.C. (“MCA III”) is the general partner of each of MCP III and MC AFF III, and may be deemed to have sole voting and dispositive power with respect to the shares directly owned by MCP III and MC AFF III. Meritech Management Associates III L.L.C. (“MMA III”) is a managing member of MCA III and may be deemed to have sole voting and dispositive power with respect to the shares s directly owned by MCP III and MC AFF III. Paul S. Madera, Michael B. Gordon, Robert D. Ward and George H. Bischof are managing members of MMA III and may be deemed to have shared voting and dispositive power with respect to the shares directly owned by MCP III and MC AFF III. The principal business address of Meritech Capital is 245 Lytton Avenue, Suite 350, Palo Alto, CA 94301.
(6) Consists of 3,273,997 shares held by General Catalyst Group IV, L.P. and 86,862 shares held by GC Entrepreneurs Fund IV, L.P. General Catalyst Partners IV, L.P. is the sole general partner of each of General Catalyst Group IV, L.P. and GC Entrepreneurs Fund IV, L.P. and may be deemed to beneficially own the shares held by such entities. General Catalyst GP IV, LLC is the sole general partner of General Catalyst Partners IV, L.P. and may be deemed to beneficially own the shares held by General Catalyst Group IV, L.P. and GC Entrepreneurs Fund IV, L.P. David Fialkow, David Orfao and Joel Cutler are managing directors of General Catalyst GP IV, LLC and may be deemed to beneficially own the shares held by these entities. The principal business address of General Catalyst is 20 University Road, Suite 450, Cambridge, MA 02138.
(7) Consists of 2,790,947 shares held by Edenbrook Capital, LLC. Jonathan Brolin is the managing member of Edenbrook and may be deemed to beneficially own the shares held by Edenbrook. The principal business address of Mr. Brolin and Edenbrook is 2 Depot Plaza, Bedford Hills, New York 10507.
(8) Includes 391,875 shares of common stock underlying options that are vested and exercisable within 60 days of April 6, 2018.
(9) Includes 12,500 shares of common stock underlying restricted stock units that will vest and 41,383 shares of common stock underlying options that are vested and exercisable within 60 days of April 6, 2018.
(10) Includes 32,467 shares of common stock underlying restricted stock units that will vest within 60 days of April 6, 2018.
(11) Includes 32,467 shares of common stock underlying restricted stock units that will vest within 60 days of April 6, 2018.
(12) Includes 32,467 shares of common stock underlying restricted stock units that will vest within 60 days of April 6, 2018.
(13) Includes 32,467 shares of common stock underlying restricted stock units that will vest and 188,687 shares of common stock underlying options that are vested and exercisable within 60 days of April 6, 2018.
(14) Includes 32,467 shares of common stock underlying restricted stock units that will vest and 41,666 shares of common stock underlying options that are vested and exercisable within 60 days of April 6, 2018
(15) Includes 32,467 shares of common stock underlying restricted stock units that will vest within 60 days of April 6, 2018.
(16) Consists of the shares listed in the table above for directors and named executive officers.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us, during the fiscal year ended December 31, 2017, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that a report covering the sale of 4,166 shares by Katie Evans was filed late.

17

EXECUTIVE COMPENSATION
We are an “emerging growth company,” as defined in Section 101(a)(19)(C) of the JOBS Act. As an emerging growth company, under SEC rules, we are not required to include a Compensation Discussion and Analysis section in this Item 11 and have elected to comply with reduced compensation disclosure requirements, as permitted under the JOBS Act.
SUMMARY COMPENSATION TABLE
The following table shows for the fiscal years ended December 31, 2017 and 2016 the compensation of (i) the Company’s Chief Executive Officer, (ii) its two other most highly compensated executive officers who served at December 31, 2017 and (iii) two additional individuals who would have been identified in clause (ii) except for the fact they were not serving as executive officers at December 31, 2017. We refer to these individuals as our named executive officers. Mark Zagorski, our Chief Executive Officer, was appointed in July 2017. Lauren Wiener, our former President, Buyer Platform, served with the Company through August 2017. Adam Lichstein, our former President, Seller Platform, served with the Company through October 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	Other Income ($)	Total ($)
Mark Zagorski Chief Executive Officer	2017	227,604	606,250(3)	439,998	1,007,125	—	—	2,280,978
	2016	—	—	—	—	—	—	—
John Rego SVP & Chief Financial Officer	2017	456,667	40,000(4)	428,000	—	214,729	—	1,139,396
	2016	365,000	20,000	35,200	—	114,826	—	535,026
Katie Evans SVP&Chief Operating Officer	2017	327,500	115,000(5)	342,498	—	230,833	—	1,015,832
	2016	286,667	—	153,300	—	135,926	—	575,893
Lauren Wiener President, Buyer Platforms	2017	300,000	331,448(6)	374,500	—	—	179,178(7)	1,185,126
	2016	500,000	—	352,000	—	118,552	—	970,552
Adam Lichstein President, Seller Platforms	2017	325,590	—	374,500	—	—	653,493(8)	1,353,583
	2016	400,000	47,305	352,000	—	155,195	—	954,500
______________

(1)
This column reflects the full grant date fair value for stock awards and options granted during the year as measured pursuant to ASC Topic 718 as stock-based compensation in our consolidated financial statements. The assumptions we used in valuing options are described in note 14 to our consolidated financial statements included in this Annual Report on Form 10-K.

(2)	These amounts represent non-equity incentive plan compensation pursuant to our 2017 and 2016 bonus plans. For additional information with respect to our 2017 and 2016 bonus plans see " Bonus Plans."

(3)
In connection with Mr. Zagorski’s appointment as our Chief Executive Officer he received a one-time bonus of $250,000. Per the terms of his offer letter, Mr. Zagorski also received a guaranteed 2017 annual bonus in the amount of $356,250.

(4)	Mr. Rego received a one-time bonus of $40,000 in connection with the achievement of certain strategic objectives.

(5)
Ms. Evans received a one-time bonus of $40,000 in connection with the achievement of certain strategic objectives and a one-time bonus of $70,000 contingent on her remaining employed through a specified date.

(6)
Ms. Wiener received a one-time bonus of $150,000 in connection with the achievement of certain strategic objectives, a one-time bonus of $100,000 contingent on her remaining employed through a specified date and a one-time spot bonus of $81,448.

(7)	Represents payment of pro-rated 2017 annual bonus payment in connection with termination of employment.

(8)	Represents cash payments made in connection with Mr. Lichstein’s termination of employment. See “Employment Arrangements” below.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END.
The following table shows for the fiscal year ended December 31, 2017, certain information regarding outstanding equity awards at fiscal year-end for the named executive officers.

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisale	Options Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Share or Units of Stock That Have Not Vested ($)
Mark Zagorski	—	450,000	$2.36	7/9/2027	(1)	186,840	(3)	$752,965
	—	450,000	$2.36	7/9/2027	(2)

John Rego	320,625	249,375	$1.94	9/7/2025	(4)	15,000	(5)	$60,450
						200,000	(6)	$806,000

Katie Evans	488	—	$1.11	6/23/2020	(7)	20,000	(8)	$80,600
	1,333	—	$4.28	2/2/2021	(7)	50,000	(9)	$201,500
	1,333	—	$4.28	6/7/2021	(7)	22,500	(10)	$90,675
	2,666	—	$5.01	7/18/2022	(7)	37,500	(11)	$151,125
	2,666	—	$5.01	7/25/2022	(7)	35,046	(12)	$141,235
	6,666	—	$5.90	3/4/2023	(7)	125,000	(13)	$503,750
	5,000	—	$8.37	7/30/2023	(7)
	21,231	—	$4.27	12/4/2023	(7)

Lauren Wiener	340,000	—	$5.60		(14)
	56,691	—	$4.29		(15)
	24,467	—	$2.69		(15)

Adam Lichstein	48,831	—	$1.11		(16)
	158,366	—	$4.28	2/2/2021	(17)
	33,333	—	$5.01		(16)
	100,000	—	$8.15		(17)
	66,371	—	$4.29		(18)
	27,000	—	$2.47		(18)
	27,000	—	$2.69		(18)
______________________________________________________________

(1)
The shares subject to this option vest as follows (a) 50% of the shares subject to the option will vest as of the date on which the 30-day moving average of our common stock exceeds $4.00 per share (as adjusted to account for any stock splits or other adjustments) (the “$4.00 Hurdle”) and (b) 50% of the shares subject to the option will vest as of the date on which the 30-day moving average of our common stock exceeds $5.00 per share (as adjusted to account for any stock splits or other adjustments) (the “$5.00 Hurdle”), subject to continued service to us through each vesting date. If any portion of the option becomes vested, Mr. Zagorski will not be entitled to exercise the vested portion until the date that is 18-months from the applicable vesting date. The $4.00 Hurdle was achieved as of December 31, 2017; accordingly 225,000 of the shares underlying the option have vested. In the event of a change in control pursuant to which our common stock is acquired at a price per share greater than $5.00 per share (as adjusted to account for any stock splits or other adjustments), then the $5.00 Hurdle will be deemed to have been achieved. In the event that (a) the $5.00 hurdle has not been achieved on the date which is four years from the date of grant, or (b) we consummates a change in control pursuant to which our common stock is acquired at a price per share (as adjusted to account for any stock splits or other adjustments) below $5.00, the unvested portion of the option shall be cancelled and terminated as of such date. In the event that the recipient is terminated without cause, the recipient will have a one year period from the date of termination to exercise any vested options

(2)
25% of the total shares underlying this option vest on July 10, 2018, and thereafter vest at a rate of 1/48 per month, subject to continued service to us through each vesting date. In the event that the recipient is terminated without cause, the recipient will have a one year period from the date of termination to exercise any vested options.

(3)
25% of the total shares underlying the restricted stock unit vest on July 10, 2018. 25% of the total shares underlying the restricted stock unit vest on each anniversary date thereafter, subject to continued service to us through each vesting date.

(4)
25% of the total shares underlying this option vested on September 8, 2016, and thereafter vest at a rate of 1/48 per month, subject to continued service to us through each vesting date. In the event that the recipient is terminated without cause, the recipient will have a one year period from the date of termination to exercise any vested options.

(5)
25% of the total shares underlying the restricted stock unit vested on February 14, 2017. 25% of the total shares underlying the restricted stock unit vest on each anniversary date thereafter, subject to continued service to us through each vesting date.

(6)
25% of the total shares underlying the restricted stock unit vested on February 14, 2018. 25% of the total shares underlying the restricted stock unit vest on each anniversary date thereafter, subject to continued service to us through each vesting date.

(7)	The shares subject to this option were full vested as of December 31, 2017.

(8)
25% of the total shares underlying the restricted stock unit vested on February 16, 2016. 25% of the total shares underlying the restricted stock unit vest on each anniversary date thereafter, subject to continued service to us through each vesting date.

(9)
25% of the total shares underlying the restricted stock unit vested on December 3, 2016. 25% of the total shares underlying the restricted stock unit vest on each anniversary date thereafter, subject to continued service to us through each vesting date.

(10)
25% of the total shares underlying the restricted stock unit vested on February 14, 2017. 25% of the total shares underlying the restricted stock unit vest on each anniversary date thereafter, subject to continued service to us through each vesting date.

(11)
25% of the total shares underlying the restricted stock unit vested on April 29, 2017. 25% of the total shares underlying the restricted stock unit vest on each anniversary date thereafter, subject to continued service to us through each vesting date.

(12)	50% of the total shares underlying the restricted stock unit vested on February 14, 2018. 50% of the total shares underlying the restricted stock unit vest on February 14, 2019.

(13)
25% of the total shares underlying the restricted stock unit vest on February 14, 2018. 25% of the total shares underlying the restricted stock unit vest on each anniversary date thereafter, subject to continued service to us through each vesting date.

(14)	Ms. Wiener’s employment terminated on August 6, 2017. Ms. Wiener has a period of five-years from the date of termination to exercise vested options, at which time any unexercised options will expire.

(15)	Ms. Wiener’s employment terminated on August 6, 2017. The unexercised portion of the option expired on the date which was six-months from her termination date.

(16)	Mr. Lichstein’s employment terminated on October 6, 2017. The unexercised portion of the option expired on the date which was three months from his termination date.

(17)
Mr. Lichstein’s employment terminated on October 6, 2017. Mr. Lichstein has a period of five-years from the date of termination (not to exceed the expiration date for the grant) to exercise vested options, at which time any unexercised options will expire.

(18)
Mr. Lichstein’s employment terminated on October 6, 2017. Mr. Lichstein has a period of one-year from the date of termination to exercise vested options, at which time any unexercised options will expire.

EMPLOYMENT ARRANGEMENTS
                The terms and conditions of employment for each of our named executive officers are set forth in employee offer letters. These offer letters generally provide for payment of continued salary and health insurance premiums for certain periods following either a termination without cause or resignation for good reason (as defined in the applicable offer letter), in exchange for a release of claims. These offer letters also provide for accelerated vesting of specified equity awards and increased severance in the event the executive is terminated without cause or resigns for good reason within a specified period of time prior to or following a change in control transaction. Each of our named executive officers is an at will employee.
        The amount and terms of these benefits reflect the negotiations of each of our named executive officers with us. We consider these severance and change in control benefits critical to attracting and retaining high caliber executives. We believe that appropriately structured severance benefits, including accelerated vesting provisions, minimize the distractions and reduce the risk that an executive voluntarily terminates his or her employment with us during times of uncertainty, such as before an acquisition is completed. We believe that our existing arrangements allow each named executive officer to focus on continuing normal business operations and, for change in control benefits, on the success of a potential business combination, rather than on how business decisions that may be in the best interest of our stockholders will impact his or her own financial security.
        The amount and terms of these benefits reflect the negotiations of each of our named executive officers with us.
On September 20, 2017, we entered into a transition agreement with Adam Lichstein, our former President, Publisher Platforms. Pursuant to the transition agreement, Mr. Lichstein continued to serve in his role through October 6, 2017, at which time his employment terminated. The transition agreement provided, in accordance with the terms of the employment offer letter entered into between Mr. Lichstein and us, that Mr. Lichstein would receive the following post-termination benefits: (1) payment of his base salary for a period of 12 months from the termination date; (2) a pro-rated portion of his 2017 target bonus; and (3) paid COBRA coverage for up to 12 months from the termination date. Additionally, Mr. Lichstein was entitled to acceleration of 100% of the unvested shares subject to any stock option or restricted stock unit awards issued to him by us.
On August 7, 2017, in connection with the sale of our buyer platform, Lauren Wiener, our President, Buyer Platform, resigned her employment with us and entered into an employment agreement with the acquirer. Per the terms of her offer letter with us, we paid Ms. Wiener a one-time bonus of $150,000 upon closing of the transaction and a $100,000 retention bonus. In addition, we paid Ms. Wiener a pro-rated portion of her 2017 annual bonus target, in the amount of $179,178, and agreed to pro-rated vesting of restricted stock units held by her, for the current year vesting cycle, based on the number of days elapsed from the last vesting date.
The following table sets forth the current base salaries, 2018 bonus target, and a summary of the material severance and change in control arrangements with our named executive officers, other than Mr. Lichstein and Ms. Wiener:

Named Executive Officer	2018 Salary and Bonus Target	Severance and Change in Control Benefits

Mark Zagorski	Salary: $475,000 Bonus Target: $356,250(1)
If we terminate Ms. Zagorski’s employment for any reason other than for cause, death or disability or Mr. Zagorski resigns for good reason (a “Qualified Separation”), and he delivers a general release of claims to us and continues to comply with his confidentiality invention assignment agreement, Mr. Zagorski is entitled to receive the following severance benefits: (A) twelve months of continued salary; (B) a pro-rated portion of that year's target bonus and any earned but unpaid bonuses from prior periods; and (C) paid COBRA coverage for twelve months. Additionally, if Qualified Separation occurs during the period beginning on the date that is two months before a change in control and ending on the date that is twelve months following a change in control (the “change in control period”), Mr. Zagorski is entitled to acceleration of 100% of the unvested shares subject to his outstanding equity awards.

If, during the term of Mr. Zagorski’s continuous service to the Company, a change in control is consummated, Mr. Zagorski will vest in an additional number of the shares underlying each stock option or restricted stock unit award issued by the Company as if he had provided an additional 12 months of continuous service with the Company as of closing of the change in control.

As described in the table above, certain option awards issued to Mr. Zagorski are eligible for extended exercise windows post-termination in the event he is terminated without cause.

John Rego	Salary: $465,000 Bonus Target: $235,000(1)
If Mr. Rego’s employment is terminated in connection with a Qualified Separation and he delivers a general release of claims to us and continues to comply with his confidentiality invention assignment agreement, Mr. Rego is entitled to receive the following severance benefits: (A) if the Qualified Separation occurs during the change in control period: (1) twelve months of continued salary; (2) a pro-rated portion of that year's target bonus; and (3) paid COBRA coverage for twelve months or (B) if the Qualified Separation occurs outside of the change in control period: (1) six months of continued salary; (2) a pro-rated portion of that year's target bonus; and (3) paid COBRA coverage for six months.

If a Qualified Separation occurs within the change in control period, Mr. Rego is entitled to acceleration of 100% of the unvested shares subject to his outstanding equity awards.

As described in the table above, certain option awards issued to Mr. Rego are eligible for extended exercise windows post-termination in the event he is terminated without cause.

Katie Evans	Salary: $375,000 Bonus Target: $285,000
If Ms. Evans’ employment is terminated in connection with a Qualified Separation and she delivers a general release of claims to us and continues to comply with her confidentiality invention assignment agreement, Ms. Evans is entitled to receive the following severance benefits: (A) if the Qualified Separation occurs during the change in control period: (1) twelve months of continued salary; (2) a pro-rated portion of that year's target bonus; and (3) paid COBRA coverage for twelve months or (B) if the Qualified Separation occurs outside of the change in control period: (1) six months of continued salary; (2) a pro-rated portion of that year's target bonus; and (3) paid COBRA coverage for six months.

If a Qualified Separation occurs within the change in control period, Ms. Evans is entitled to acceleration of 100% of the unvested shares subject to her outstanding equity awards.

(1)	In addition to an annual bonus opportunity, each of Mr. Zagorski and Mr. Rego are eligible to receive a bonus payment in the amount of $50,000 based on achievement of certain strategic objectives.
The definitions of "cause," "change in control," "disability" and "good reason" referenced above are defined in the individual offer letters with each of the named executive officers.
Annual Performance Bonus Plans
2018 Annual Bonus Plan
In 2018, Mr. Zagorski, Mr. Rego and Ms. Evans are eligible to earn annual performance bonuses pursuant to our 2018 bonus plan. The plan includes bonus targets based on the company’s achievement of Adjusted EBITDA and revenue goals, as well certain identified performance objectives. The amount of the bonus earned is determined based on defined criteria, allocation ranges and formulas approved by the Compensation Committee. With respect to financial goals, participants have the ability to receive additional bonus for performance in excess of these objectives capped at 150% of the target. Bonus targets for 2018 are set forth in the table above.
2017 Annual Bonus Plan
In 2017, Mr. Rego, Mr. Lichstein, Ms. Evans and Ms. Wiener were eligible to earn annual performance bonuses pursuant to our 2017 bonus plan. For 2017, Mr. Zagorski earned a guaranteed annual bonus in the amount of $356,250 per the terms of his offer letter.
The 2017 plan included bonus targets based on our achievement of total spend, net revenue and Adjusted EBITDA objectives. In addition, the plans for Mr. Lichstein and Ms. Wiener contained category specific revenue year-end objectives. The amount of the bonus earned was determined based on defined criteria, allocation ranges and formulas approved by the Compensation Committee. In August 2017, in connection with the sale of our buyer platform, the Compensation Committee approved changes to the financial targets and performance metrics in the 2017 bonus plan for the remainder of the year to reflect our revised business.

The individual target annual cash bonus opportunities for our named executive officers under the 2017 bonus plan were as follows: $300,000 for Ms. Wiener, $300,000 for Mr. Lichstein, $200,000 for Mr. Rego, and $215,000 for Ms. Evans. There was also an ability to receive additional bonus for performance in excess of these objectives capped at 150% or 200% of the target, depending on the applicable objective.
In February 2018, the Compensation Committee approved the following payments under the 2017 bonus plan: $230,830 for Ms. Evans and $214,729 for Mr. Rego. The amount of the bonus earned under the plan was determined based on defined criteria, allocation ranges and formulas approved by the Compensation Committee. For 2017, Mr. Lichstein and Ms. Wiener each received a pro-rata portion of their annual bonus target in connection with a termination of employment in the amount of $228,493 and $179,178, respectively.

DIRECTOR COMPENSATION
Our Board adopted a director compensation policy for non-employee directors, which became effective upon the closing of our initial public offering in July 2013. In adopting this policy, the Board reviewed the benchmark analysis that was prepared by Pay Governance. The policy was amended by our Board in April 2015, effective as of the date of our 2015 Annual Meeting of Stockholders, to adjust the allocation of compensation between cash and equity by increasing the annual cash component paid to directors from $30,000 to $55,000 with a corresponding decrease in the dollar value of annual equity-based awards from $100,000 to $75,000.
Pursuant to our policy, non-employee directors are compensated $55,000 annually for their services and do not receive any additional compensation for any regular board meeting attended. Our lead non-employee director receives an additional annual retainer of $20,000. Non-employee directors receive $5,000 annually for serving on the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee. In addition, directors who are chairpersons of a particular committee also receive additional annual compensation of $15,000 for the Audit Committee, $10,000 for the Compensation Committee and $7,500 for the Nominating and Corporate Governance Committee. Non-employee directors are also reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of our Board. Non-employee directors are annually granted equity-based awards having an aggregate grant date fair value of $75,000 in the form of restricted stock units. Annual restricted stock unit grants will vest in full on the meeting date of the next annual stockholders' meeting following the grant provided the recipient continues to serve on the Board as of such date.
On June 2, 2017, the date of our 2017 Annual Meeting of Stockholders, we granted Messrs. Rossman, Lee, Caine, Thompson, Lam and Schechter restricted stock units having an aggregate grant date fair value of $75,000 based upon the closing price of our common stock on June 2, 2017, which grants vest in full on the date of our 2018 Annual Meeting provided that the recipient continues to serve on the Board as of such date. In connection with his appointment to the Board, on January 10, 2017, Mr. Thompson was granted restricted stock units representing 96,959 shares of our common stock. 12,571 of these restricted stock units vested in full on the date of the 2017 Annual Meeting and 84,388 of these restricted stock units vested in full on the first anniversary of the date of grant. On February 24, 2017, in consideration for her service as a director from our 2016 Annual Meeting date through our 2017 Annual Meeting date, Ms. Lam was granted restricted stock units having an aggregate grant date fair value of $75,000, which grant vested in full on the date of our 2017 Annual Meeting. Ms. Lam did not previously receive a grant of restricted stock units at our 2016 Annual Meeting due to the policy of her employer at such time.
2017 Director Compensation Table
The following table shows for the fiscal year ended December 31, 2017 certain information with respect to the compensation of our directors, other than Mr. Zagorski:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Option Awards(2) ($)	Total ($)

Rachel Lam	45,000	150,000	--	195.000
Warren Lee	92,500	75,000	--	167,500
Paul Caine(3)	807,818	75,000	--	882,818
James Rossman	78,750	75,000	--	153,750
Robert Schechter	75,000	75,000	--	150,000
Kevin Thompson(4)	41,250	304,792	--	346,042

(1)
This column reflects the full grant date fair value for restricted stock units granted during the year as measured pursuant to Accounting Standards Codification, or ASC, Topic 718 as stock-based compensation in our financial statements. The assumptions we used in valuing options are described in note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

(2)	The table below shows the aggregate number of option and restricted stock unit awards outstanding for each of our non-employee directors as of December 31, 2017:

Name	Aggregate Stock Awards Outstanding (#)	Aggregate Option Awards Outstanding (#)
Rachel Lam	32,467(a)	—
Warren Lee	32,467(a)	—
Paul Caine	32,467(a)	—
James Rossman	32,467(a)	188,687(b)
Robert Schechter	32,467(a)	41,666(c)
Kevin Thompson	116,855(d)	—

(a)	All of the shares underlying this restricted stock unit award vest on the date of the 2018 Annual Meeting, subject to continued service to us through the vesting date.

(b)	All of the shares underlying such option grants were fully vested as of December 31, 2017.

(c)	All of the shares underlying such option grants were fully vested as of December 31, 2017.

(d)
Includes 32,467 restricted stock units that vest on the date of the 2018 Annual Meeting and 84,388 restricted stock units that vest on January 10, 2018, in each case, subject to Mr. Thompson’s continued service.

(3)
Mr. Caine has served as the Executive Chairman of the Board since July 2017. In this position, Mr. Caine currently receives a salary of $20,000 per month. In addition, as of each annual stockholders’ meeting, Mr. Caine will be granted an annual restricted unit award with a grant date fair market value of $75,000, which grant will vest in full on the date of the next annual stockholders’ meeting provided he continues to provide services to us on such date. Mr. Caine served as our Interim Chief Executive Officer from February 2017 to July 2017. In connection with his appointment, we entered into an offer letter with Mr. Caine, pursuant to which Mr. Caine was paid a one-time bonus of $86,000 and received a salary of $66,667 per month. Mr. Caine does not participate in our Non-Employee Director Compensation Plan.

(4)	Mr. Thompson was appointed to the Board in January 2017.

TRANSACTIONS WITH RELATED PERSONS
RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES
We have adopted a written related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.
        Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our audit committee, or, if audit committee approval would be inappropriate, to another independent body of our Board, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under our Code of Business Conduct and Ethics, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.
        In considering related person transactions, our audit committee, or other independent body of our Board, will take into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director's independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.
        The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our audit committee, or other independent body of our Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our audit committee, or other independent body of our Board, determines in the good faith exercise of its discretion.
        Certain of the transactions described below under “Certain Related-Person Transactions” were entered into prior to the adoption of the written policy, but all were approved by our Board considering similar factors to those described above.

CERTAIN RELATED-PERSON TRANSACTIONS
Other than compensation arrangements, we describe below transactions and series of similar transactions, since January 1, 2017, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•
any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our directors and named executive officers are described elsewhere in this proxy statement.
Indemnification
 Our certificate of incorporation contains provisions limiting the liability of directors, and our bylaws provide that we will indemnify each of our directors to the fullest extent permitted under Delaware law. Our certificate of incorporation and bylaws also provide our Board with discretion to indemnify our officers and employees when determined appropriate by the Board. The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and our bylaws.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2017.
Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for issuance under equity compensation plans(1) (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	7,047,993	$4.13	5,486,155
Equity compensation plans not approved by security holders	1,781,441	$2.15	--
Total	8,829,434	$3.63	5,486,155

(1)
Includes 4,484,497 shares of common stock available for future issuance pursuant to our 2013 Equity Incentive Plan, or the 2013 Plan, and 1,001,658 shares of common stock available for future issuance pursuant to our 2014 Employee Stock Purchase Plan. The number of shares reserved for issuance under our 2013 Plan will automatically increase on January 1 of each year, for a period of ten years, beginning on January 1, 2014 and continuing through and including January 1, 2023, by the lesser of 4.00% of the total number of shares of common stock outstanding on the immediately preceding December 31, or such number of shares determined by our Board. Pursuant to the terms of the 2013 Plan, an additional 2,051,621 shares of common stock were added to the number of shares reserved for issuance under the 2013 Plan, effective January 1, 2018.

The following equity compensation plans that were in effect as of December 31, 2017 were adopted without the approval of our security holders:

•
On September 8, 2015, we granted John Rego, our Chief Financial Officer, options to purchase 570,000 shares of our common stock at an exercise price of $1.94 per share, the closing price of our common stock on the date of grant.

•
On September 26, 2016, we granted Jennifer Catto, our Chief Marketing Officer, options to purchase 125,000 shares of our common stock at an exercise price of $1.58 per share, the closing price of our common stock on the date of grant.

•
On July 10, 2017 we granted Mark Zagorski, our Chief Executive Officer, options to purchase 900,000 shares of our common stock at an exercise price of $2.36 per share and restricted stock units covering 186,440 shares.

Each of the above grants were made outside of our stockholder approved equity compensation plans in reliance on the employment inducement exception to shareholder approval under Section 303A.08 of the NYSE Listed Company Manual.  The grants are generally subject to the same terms and conditions as awards granted under the 2013 Plan.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are Telaria stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or the Company. Direct your written request to Telaria, Inc. to the attention of our Corporate Secretary, 1501 Broadway, Suite 801, New York, NY 10036, or contact our Corporate Secretary at (646) 723-5300. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Aaron Saltz
General Counsel and Secretary

April 17, 2018
A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2017 is available without charge upon written request to: Corporate Secretary, Telaria, Inc., 1501 Broadway, Suite 801, New York, New York 10036.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 31, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 31, 2018. Have your proxy card in hand when you call and then follow the instructions. There is no charge for this call.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E44897-P07013 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

TELARIA, INC.

The Board of Directors recommends you vote FOR the following nominees:

1. Election of Directors

Nominees:	For	Withhold
1a. Rachel Lam	☐	☐
1b. James Rossman	☐	☐

The Board of Directors recommends you vote FOR proposal 2.

	For	Against	Abstain
2. To ratify the selection of Ernst & Young LLP as Telaria, Inc.'s independent registered public accounting firm for the year ending December 31, 2018.	☐	☐	☐

NOTE: In their discretion, the proxyholders are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

29.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

E44898-P07013

TELARIA, INC.
Annual Meeting of Stockholders
June 1, 2018, 10:00 AM, EDT
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) hereby revoke(s) all previous proxies, acknowledge(s) receipt of the notice of the 2018 Annual Meeting of Stockholders of Telaria, Inc. and the accompanying proxy statement, and hereby appoint(s) John Rego and Aaron Saltz, or either of them, as proxies of the undersigned, each with the power to appoint his substitute, and hereby authorize(s) them, or either of them, to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Telaria, Inc. that the undersigned stockholder(s) is/are entitled to vote at the 2018 Annual Meeting of Stockholders of Telaria, Inc. to be held at 10:00 AM, EDT, on June 1, 2018 at the offices of Cooley LLP, 1114 Avenue of the Americas, 46th Floor, New York, NY 10036, and any adjournment or postponement thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed by the stockholder, with discretionary authority as to any and all other matters that may properly come before the meeting. If no such direction is made, the proxyholders will have the authority to vote FOR the nominees listed in Proposal No. 1 and FOR Proposal No. 2.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

30.